                                                 Exhibit 99.1

Chico’s FAS, Inc. Reports Record Second Quarter EPS
•Delivered diluted EPS of $0.34, 62% over last year’s second quarter
•Grew total year-over-year net sales 18.4% and comparable sales 19.5%
•Expanded gross margin 300 basis points over last year’s second quarter to 41.4%
•Generated $58 million of operating income, a 63% increase above last year’s second quarter
Fort Myers, FL - August 31, 2022 - Chico’s FAS, Inc. (NYSE: CHS) (the “Company” or “Chico’s FAS”) today announced its financial results for the thirteen weeks ended July 30, 2022 (the “second quarter”). The Company also provided fiscal 2022 third quarter outlook and updated its full year outlook.
Molly Langenstein, Chico's FAS Chief Executive Officer and President, commented, “Our strong momentum continues. We posted another quarter of outstanding operating income and our highest-ever second quarter EPS, driven by continued robust digital and store sales growth as well as significant year-over-year gross margin rate expansion. Our consistent performance is evidence of the power of our portfolio and the successful implementation of our strategic pillars.
"Apparel was again the standout performer for the quarter, with a 32% comparable sales increase at White House Black Market®, closely followed by a 30% comparable sales gain at Chico’s®. Customers continued to respond in nearly every category to our elevated fashion and product. Soma® posted a second quarter comparable sales decline of 9%, largely impacted by the continued slowdown of the lounge and cozy categories, but Soma comparable sales have grown nearly 24% compared to 2019, demonstrating the overall strength and long-term power of the brand. Year-over-year, we significantly reduced promotional activity and achieved more full-priced sales, higher average unit retail and better productivity for all three brands."
"Our strong performance and continued momentum show that our strategy is working," concluded Langenstein. "We are a customer-led, product-obsessed, digital-first, operationally-excellent company with a compelling portfolio of three unique brands, each with their own market share opportunities. Six months into our three-year strategic growth plan, we are pleased with the considerable progress to date and are confident in our ability to achieve our long-term goals.”

Business Highlights
The Company’s second quarter highlights include:
•Consistent strong results: Chico's FAS posted $0.34 net income per diluted share for the second quarter, driven by strong comparable sales growth and meaningful gross margin expansion. This performance was 62% over the thirteen weeks ended July 31, 2021 (“last year’s second quarter”) and the Company’s highest-ever second quarter net income per diluted share.
•Powerful portfolio outperforming: For the second quarter, total Chico’s FAS net sales grew 18.4% and comparable sales increased 19.5% versus last year’s second quarter, led by the Company’s apparel brands. Chico’s and White House Black Market (“WHBM”) comparable sales grew 29.7% and 31.9%, respectively, in the second quarter versus last year’s second quarter. Compared to the thirteen weeks ended August 3, 2019, all three brands delivered double-digit comparable sales growth.

•Marketing drove traffic and new customers: Chico's FAS continued to elevate its marketing, focusing more resources on digital. Strategic marketing efforts continue to drive more customers to the Company’s brands, with total year-over-year customer count up mid-single digits, spend per customer up over last year’s second quarter and the average age of new customers continuing to trend younger.
•Newly launched loyalty programs exceeding expectations: During the second quarter, Chico’s FAS launched its new loyalty programs at Chico’s and WHBM. Customer sentiment and redemption rates are exceeding expectations, and the newly-launched programs are increasing shopper frequency.
•Gross margin expansion: The second quarter gross margin rate rose to 41.4%, outperforming last year’s second quarter by 300 basis points. Higher average unit retail and full-price sales combined with inbound freight and occupancy leverage was partially offset by elevated raw material costs.
•Double-digit operating margin: Income from operations for the second quarter was $58.2 million, or 10.4% of net sales, driven by strong sales growth and gross margin expansion, partially offset by planned increased selling, general and administrative expenses (“SG&A”), including labor and marketing.

Overview of Financial Results
For the second quarter, the Company reported net income of $42.0 million, or $0.34 per diluted share, compared to net income of $26.2 million, or $0.21 per diluted share, for last year’s second quarter.

Sales
For the second quarter, net sales were $558.7 million compared to $472.1 million in last year’s second quarter. This 18.4% improvement primarily reflects a comparable sales increase of 19.5%, partially offset by 26 permanent net store closures since last year’s second quarter. The 19.5% comparable sales improvement was driven by an increase in transaction count and higher average dollar sale.

	July 30, 2022
	Thirteen Weeks Ended (1)		Twenty-Six Weeks Ended (1)
	Compared to Fiscal 2021	Compared to Fiscal 2019	Compared to Fiscal 2021	Compared to Fiscal 2019
Chico's	29.7%	11.4%	39.6%	6.0%
White House Black Market	31.9	25.0	47.0	19.0
Soma	(9.2)	23.7	(5.7)	29.9
Total Company	19.5	17.4	28.9	14.0
(1) The Company is not providing comparable sales figures for the thirteen and twenty-six weeks ended July 31, 2021 compared to the thirteen and twenty-six weeks ended August 1, 2020 as we do not believe it is a meaningful measure due to the significant impacts of the pandemic during fiscal 2020.

Gross Margin
For the second quarter, gross margin was $231.5 million, or 41.4% of net sales, compared to $181.5 million, or 38.4% of net sales, in last year’s second quarter. The 300 basis point improvement in gross margin rate primarily reflects higher average unit retail and full price sales combined with inbound freight and occupancy leverage, partially offset by higher raw material costs.

Selling, General and Administrative Expenses
For the second quarter, SG&A was $173.3 million, or 31.0% of net sales, compared to $145.8 million, or 30.9% of net sales, for last year’s second quarter, primarily reflecting planned marketing investments and elevated labor costs, partially offset by ongoing expense management.

Income Taxes
For the second quarter, the effective tax rate was 26.6% compared to 22.7% for last year’s second quarter. The second quarter effective tax rate of 26.6% primarily reflects the impact of losses in foreign jurisdictions on which a full valuation allowance is recorded. Last year’s second quarter effective tax rate of 22.7% primarily reflects a change in the estimate from the first quarter of fiscal 2021 due to an increase in the Company’s projected annual pre-tax income and an increase in annual projected deferred tax assets on which a full valuation allowance exists, partially offset by the impact of the annual loss projected during the first quarter of fiscal 2021.

Cash, Marketable Securities and Debt
At the end of the second quarter, cash and marketable securities totaled $172.5 million compared to $137.2 million at the end of last year’s second quarter. Debt at the end of the second quarter totaled $99.0 million compared to $149.0 million at the end of last year’s second quarter.

Inventories
At the end of the second quarter, inventories totaled $338.8 million compared to $202.1 million at the end of last year’s second quarter. The $136.6 million increase over last year’s second quarter primarily reflects elevated in-transit inventories and early receipts to mitigate supply chain disruptions. On-hand inventories, adjusted for early fall receipts, increased 25.0% year-over-year to more align with higher consumer demand.

Fiscal 2022 Third Quarter and Full Year Outlook
For the fiscal 2022 third quarter, the Company currently expects:
•Consolidated net sales of $495 million to $510 million;
•Gross margin rate as a percent of net sales of 38.9% to 39.4%;
•SG&A as a percent of net sales of 34.4% to 34.8%;
•Effective income tax rate of 25.0%; and
•Earnings per diluted share of $0.11 to $0.14.
For the fiscal 2022 full year, the Company currently expects:
•Consolidated net sales of $2,140 million to $2,170 million;
•Gross margin rate as a percent of net sales of 38.8% to 39.1%;
•SG&A as a percent of net sales of 32.2% to 32.5%;
•Effective income tax rate of 25.0%;
•Earnings per diluted share of $0.79 to $0.87; and
•Capital and cloud-based expenditures of approximately $65 million to $70 million.

Conference Call Information
The Company is hosting a live conference call on Wednesday, August 31, 2022 beginning at 8:00 a.m. ET to review the operating results for the second quarter. The conference call is being webcast live over the Internet, which you may access in the Investors section of the Company’s corporate website, www.chicosfas.com. A replay of the webcast will remain available online for one year at http://chicosfas.com/investors/events-and-presentations.
The phone number for the call is 1-877-883-0383. International callers should use 1-412-902-6506. The Elite Entry number, 0443821, is required to join the conference call. Interested participants should call 10-15 minutes prior to the 8:00 a.m. start to be placed in queue.

ABOUT CHICO’S FAS, INC.
Chico’s FAS is a Florida-based fashion company founded in 1983 on Sanibel Island, Fla. The Company reinvented the fashion retail experience by creating fashion communities anchored by service, which put the customer at the center of everything we do. As one of the leading fashion retailers in North America, Chico’s FAS is a company of three unique brands - Chico’s, White House Black Market and Soma - each thriving in their own white space, founded by women, led by women, providing solutions that millions of women say give them confidence and joy.
Our Company has a passion for fashion, and each day, we provide clothing, shoes and accessories, intimate apparel and expert styling in our brick-and-mortar boutiques, digital online boutiques and through StyleConnect®, the Company’s customized, branded, digital styling tool that enables customers to conveniently shop wherever, whenever and however they prefer.
As of July 30, 2022, the Company operated 1,258 stores in the U.S. and sold merchandise through 58 international franchise locations in Mexico and 2 domestic franchise airport locations. The Company’s merchandise is also available at www.chicos.com, www.chicosofftherack.com, www.whbm.com and www.soma.com.
To learn more about Chico’s FAS, please visit our corporate website at www.chicosfas.com. The information on our corporate website is not, and shall not be deemed to be, a part of this press release or incorporated into our federal securities law filings.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
This press release contains statements concerning our current expectations, assumptions, plans, estimates, judgments and projections about our business and our industry and other statements that are not historical facts. These statements, including without limitation the quote from Ms. Langenstein and the sections captioned “Business Highlights” and “Fiscal 2022 Third Quarter and Full Year Outlook,” are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In most cases, words or phrases such as “aim,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “target,” “may,” “will,” “plans,” “path,” “outlook,” “project,” “should,” “strategy,” “potential,” “confident” and similar expressions identify forward-looking statements. These forward-looking statements are based largely on information currently available to our management and are subject to various risks and uncertainties that could cause actual results to differ materially from historical results or those expressed or implied by such forward-looking statements. Although we believe our expectations are based on reasonable estimates and assumptions, they are not guarantees of performance. There is no assurance that our expectations will occur or that our estimates or assumptions will be correct, and we caution investors and all others not to place undue reliance on such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, those described in Item 1A, “Risk Factors” in our most recent Annual Report on Form 10-K and, from time to time, in Item 1A, “Risk Factors” of our Quarterly Reports on Form 10-Q and the following:
The effects of the pandemic, including uncertainties about its depth and duration, new variants of COVID-19 that have emerged, the speed, efficacy and availability of vaccines and treatments, its impact on general economic conditions, human capital management, consumer behavior and discretionary spending, the effectiveness of any actions taken in response to the pandemic, and the impact of the pandemic on our manufacturing operations, shipping costs and timelines and the global supply chain; the ability of our suppliers, logistics providers, vendors and landlords, to meet their obligations to us in light of financial stress, labor shortages, liquidity challenges, bankruptcy filings by other industry participants, and supply chain and other disruptions; increases in unemployment rates and labor shortages; our ability to sufficiently staff our retail stores; changes in general economic conditions, including but not limited to, consumer confidence and consumer spending patterns; the impact of inflation on consumer spending; market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises, war and other military conflicts (such as the war in Ukraine) or other major events, or the prospect of these events, including their impact on consumer spending, inflation and the global supply chain; shifts in consumer behavior, and our ability to adapt, identify and respond to new and changing fashion trends and customer preferences, and to coordinate product development with buying and planning; changes in the general or specialty retail or apparel industries, including significant decreases in market demand and the overall level of spending for women’s private branded clothing and related accessories; our ability to secure and maintain customer acceptance of in-store and online concepts and styles; increased competition in the markets in which we operate, including our ability to remain competitive with customer shipping terms and costs; decreases in customer traffic at our stores; fluctuations in foreign currency exchange rates and commodity prices; significant increases in the costs of manufacturing, raw materials, transportation, importing, distribution, labor and advertising; decreases in the quality of merchandise received from suppliers and increases in delivery times for receiving such merchandise; our ability to appropriately manage our store fleet, including the closing of underperforming stores and opening of new stores, and our ability to achieve the expected results of any such store openings or store closings; our ability to appropriately manage inventory and allocation processes and leverage targeted promotions; our ability to maintain cost saving discipline; our ability to operate our retail websites in a profitable manner; our ability to successfully identify and implement additional sales and distribution channels; our ability to successfully execute and achieve the expected results of our business, brand strategies, brand awareness programs, and merchandising and marketing programs including, but not limited to, the Company’s turnaround strategy, retail fleet optimization plan, sales initiatives, multi-channel strategies and five operating priorities which are: 1) continuing our ongoing digital transformation; 2) further refining product through fit, quality, fabric and innovation in each of our brands; 3) driving increased customer engagement through marketing; 4) maintaining our operating and cost discipline; and 5) further enhancing the productivity of our real estate portfolio; our ability to utilize our distribution center and other support facilities in an efficient and effective manner; our reliance on sourcing from foreign suppliers and significant adverse economic, labor, political or other shifts (including adverse changes in tariffs, taxes or other import regulations, particularly with respect to China, or legislation prohibiting certain imports from China); U.S. and foreign governmental actions and policies and changes thereto; the continuing performance, implementation and integration of our management information systems; our ability to successfully update our information systems; the impact of any system failure, cyber security or other data security breaches, including any security breaches resulting in the theft, transfer, or unauthorized disclosure of customer, employee, or company information; our ability to comply with applicable domestic and foreign information security and privacy laws, regulations and technology platform rules or other obligations related to data privacy and security; our ability to attract, hire, train, motivate and retain qualified employees in an inclusive environment; our ability to successfully recruit leadership or transition members of our senior management team; increased public focus and opinion on environmental, social and governance (“ESG”) initiatives and our ability to meet any announced ESG goals and initiatives; future unsolicited offers to buy the Company and actions of activist shareholders and others and our ability to respond effectively; our ability to secure and protect our intellectual property rights and to protect our reputation and brand images; unanticipated obligations or changes in estimates arising from new or existing litigation, income taxes and other regulatory proceedings; unanticipated adverse changes in legal, regulatory or tax laws; and our ability to comply with the terms of our credit agreement, including the restrictive provisions limiting our flexibility in operating our business and obtaining additional credit on commercially reasonable terms.
These factors should be considered in evaluating forward-looking statements contained herein. All forward-looking statements that are made or attributable to us are expressly qualified in their entirety by this cautionary notice. The forward-looking statements included herein are only made as of the date of this press release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
(Financial Tables Follow)
Investor Relations Contact:
Tom Filandro
ICR, Inc.
(646) 277-1235
tom.filandro@icrinc.com

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)
(in thousands, except per share amounts)

	Thirteen Weeks Ended				Twenty-Six Weeks Ended
	July 30, 2022		July 31, 2021		July 30, 2022		July 31, 2021
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net Sales:
Chico's	$281,777	50.4%	$221,389	46.9%	$546,243	49.7%	$398,410	46.3%
White House Black Market	158,581	28.4	122,043	25.9	327,610	29.8	226,090	26.3
Soma	118,362	21.2	128,627	27.2	225,782	20.5	235,520	27.4
Total Net Sales	558,720	100.0	472,059	100.0	1,099,635	100.0	860,020	100.0
Cost of goods sold	327,206	58.6	290,601	61.6	651,556	59.3	551,767	64.2
Gross Margin	231,514	41.4	181,458	38.4	448,079	40.7	308,253	35.8
Selling, general and administrative expenses	173,297	31.0	145,849	30.9	344,455	31.3	280,168	32.5
Income from Operations	58,217	10.4	35,609	7.5	103,624	9.4	28,085	3.3
Interest expense, net	(1,056)	(0.2)	(1,722)	(0.3)	(2,031)	(0.2)	(3,427)	(0.4)
Income before Income Taxes	57,161	10.2	33,887	7.2	101,593	9.2	24,658	2.9
Income tax provision	15,200	2.7	7,700	1.7	24,700	2.2	7,400	0.9
Net Income	$41,961	7.5%	$26,187	5.5%	$76,893	7.0%	$17,258	2.0%
Per Share Data:
Net income per common share - basic	$0.35		$0.22		$0.64		$0.15
Net income per common and common equivalent share – diluted	$0.34		$0.21		$0.62		$0.14
Weighted average common shares outstanding – basic	120,003		117,021		119,498		116,855
Weighted average common and common equivalent shares outstanding – diluted	123,897		122,724		123,580		121,222

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	July 30, 2022	January 29, 2022	July 31, 2021
ASSETS
Current Assets:
Cash and cash equivalents	$157,233	$115,105	$126,298
Marketable securities, at fair value	15,301	—	10,891
Inventories	338,761	323,389	202,128
Prepaid expenses and other current assets	47,553	41,871	50,428
Income taxes receivable	12,654	13,698	41,698
Total Current Assets	571,502	494,063	431,443
Property and Equipment, net	181,093	195,332	208,925
Right of Use Assets	438,959	463,077	529,945
Other Assets:
Goodwill	16,360	16,360	16,360
Other intangible assets, net	5,000	5,000	5,000
Other assets, net	19,599	23,005	21,394
Total Other Assets	40,959	44,365	42,754
	$1,232,513	$1,196,837	$1,213,067

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$173,891	$180,828	$119,387
Current lease liabilities	165,345	172,506	163,376
Other current and deferred liabilities	143,181	134,051	126,254
Total Current Liabilities	482,417	487,385	409,017
Noncurrent Liabilities:
Long-term debt	99,000	99,000	149,000
Long-term lease liabilities	350,797	381,081	454,164
Other noncurrent and deferred liabilities	2,422	7,867	13,800
Total Noncurrent Liabilities	452,219	487,948	616,964
Commitments and Contingencies
Shareholders’ Equity:
Preferred stock	—	—	—
Common stock	1,252	1,225	1,226
Additional paid-in capital	508,105	508,654	503,168
Treasury stock, at cost	(494,395)	(494,395)	(494,395)
Retained earnings	282,910	206,020	177,077
Accumulated other comprehensive gain	5	—	10
Total Shareholders’ Equity	297,877	221,504	187,086
	$1,232,513	$1,196,837	$1,213,067

Chico’s FAS, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Statements
(Unaudited)
(in thousands)

	Twenty-Six Weeks Ended
	July 30, 2022	July 31, 2021
Cash Flows from Operating Activities:
Net income	$76,893	$17,258
Adjustments to reconcile net income to net cash provided by operating activities:
Inventory write-offs	434	374
Depreciation and amortization	22,886	27,348
Non-cash lease expense	90,293	95,317
Loss on disposal and impairment of property and equipment, net	2,126	1,335
Deferred tax benefit	(432)	250
Share-based compensation expense	7,157	5,689
Changes in assets and liabilities:
Inventories	(15,806)	1,481
Prepaid expenses and other assets	(1,136)	(8,165)
Income tax receivable	1,044	16,442
Accounts payable	(6,635)	2,991
Accrued and other liabilities	2,683	6,259
Lease liability	(103,508)	(132,549)
Net cash provided by operating activities	75,999	34,030
Cash Flows from Investing Activities:
Purchases of marketable securities	(16,324)	(219)
Proceeds from sale of marketable securities	1,029	7,826
Purchases of property and equipment	(10,191)	(5,150)
Net cash (used in) provided by investing activities	(25,486)	2,457
Cash Flows from Financing Activities:
Payments of debt issuance costs	(706)	—
Proceeds from issuance of common stock	156	—
Payments of tax withholdings related to share-based awards	(7,835)	(980)
Net cash used in financing activities	(8,385)	(980)
Net increase in cash and cash equivalents	42,128	35,507
Cash and Cash Equivalents, Beginning of period	115,105	90,791
Cash and Cash Equivalents, End of period	$157,233	$126,298

Supplemental Detail on Net Income Per Common Share Calculation

In accordance with accounting guidance, unvested share-based payment awards that include non-forfeitable rights to dividends, whether paid or unpaid, are considered participating securities. As a result, such awards are required to be included in the calculation of income per common share pursuant to the “two-class” method. For the Company, participating securities are comprised entirely of unvested restricted stock awards granted prior to fiscal 2020.

Net income per share is determined using the two-class method when it is more dilutive than the treasury stock method. Basic net income per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding during the period, including participating securities. Diluted net income per share reflects the dilutive effect of potential common shares from non-participating securities such as restricted stock awards granted after fiscal 2019, stock options, PSUs and restricted stock units. For the thirteen and twenty-six weeks ended July 30, 2022 and July 31, 2021, potential common shares were excluded from the computation of diluted income per common share to the extent they were antidilutive.

    The following unaudited table sets forth the computation of net income per basic and diluted common share shown on the face of the accompanying condensed consolidated statements of income (in thousands, except per share amounts):

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	July 30, 2022	July 31, 2021	July 30, 2022	July 31, 2021
Numerator
Net income	$41,961	$26,187	$76,893	$17,258
Net income allocated to participating securities	(166)	(235)	(348)	(171)
Net income available to common shareholders	$41,795	$25,952	$76,545	$17,087

Denominator
Weighted average common shares outstanding – basic	120,003	117,021	119,498	116,855
Dilutive effect of non-participating securities	3,894	5,703	4,082	4,367
Weighted average common and common equivalent shares outstanding – diluted	123,897	122,724	123,580	121,222

Net income per common share:
Basic	$0.35	$0.22	$0.64	$0.15
Diluted	$0.34	$0.21	$0.62	$0.14

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Thirteen Weeks Ended July 30, 2022
(Unaudited)

	April 30, 2022	New Stores	Closures	July 30, 2022
Store Count:
Chico’s frontline boutiques	498	—	(4)	494
Chico’s outlets	122	—	—	122
WHBM frontline boutiques	334	—	(3)	331
WHBM outlets	54	—	(1)	53
Soma frontline boutiques	238	3	(1)	240
Soma outlets	18	—	—	18
Total Chico’s FAS, Inc.	1,264	3	(9)	1,258

	April 30, 2022	New Stores	Closures	Other Changes in SSF	July 30, 2022
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,357,545	—	(11,228)	—	1,346,317
Chico’s outlets	307,393	—	—	—	307,393
WHBM frontline boutiques	783,450	—	(6,057)	323	777,716
WHBM outlets	112,724	—	(2,330)	—	110,394
Soma frontline boutiques	448,223	3,410	(1,039)	550	451,144
Soma outlets	34,329	—	—	—	34,329
Total Chico’s FAS, Inc.	3,043,664	3,410	(20,654)	873	3,027,293
As of July 30, 2022, the Company’s franchise operations consisted of 58 international retail locations in Mexico and 2 domestic airport locations.

Chico's FAS, Inc. and Subsidiaries
Store Count and Square Footage
Twenty-Six Weeks Ended July 30, 2022
(Unaudited)

	January 29, 2022	New Stores	Closures	July 30, 2022
Store count:
Chico’s frontline boutiques	499	—	(5)	494
Chico’s outlets	122	—	—	122
WHBM frontline boutiques	335	—	(4)	331
WHBM outlets	54	—	(1)	53
Soma frontline boutiques	238	3	(1)	240
Soma outlets	18	—	—	18
Total Chico’s FAS, Inc.	1,266	3	(11)	1,258

	January 29, 2022	New Stores	Closures	Other Changes in SSF	July 30, 2022
Net Selling Square Footage (SSF):
Chico’s frontline boutiques	1,362,276	—	(14,580)	(1,379)	1,346,317
Chico’s outlets	307,393	—	—	—	307,393
WHBM frontline boutiques	785,722	—	(8,329)	323	777,716
WHBM outlets	112,724	—	(2,330)	—	110,394
Soma frontline boutiques	448,773	3,410	(1,039)	—	451,144
Soma outlets	34,329	—	—	—	34,329
Total Chico’s FAS, Inc.	3,051,217	3,410	(26,278)	(1,056)	3,027,293
As of July 30, 2022, the Company’s franchise operations consisted of 58 international retail locations in Mexico and 2 domestic airport locations.